Exhibit 1.01

GRAÑA Y MONTERO S.A.A

BY-LAWS

CHAPTER I

NAME, PURPOSE, DOMICILE AND DURATION.

ARTICLE 1: NAME

The Corporation is Graña y Montero S.A.A.

ARTICLE 2: PURPOSE

The main purpose of the Company is to be engaged in investments and mercantile operations in general, acquisition, transfer and negotiation of shares, stocks or installments, representative titles of the debentures, credit instruments and derived products issued by companies organized in Peru or abroad which perform any economic activity whether directly or by stock; as well as the provision of management and administrative services to related companies or third parties.

The company may also develop the construction business in all aspects, forms and modalities, construct buildings and other urban works, develop the building projects in general and make heavy construction works and electromechanical works as well as any type of assemblies and in general all activities of engineering and construction in all its fields and activities taking part in all types of selection processes whether public or private, render services in activities of exploration, development and mining exploitation and supplementary works and related works; render services to the hydrocarbons industry related to the activities of drilling, exploitation and services of oil and gas wells as well as the execution of construction works of oil pipelines, gas pipelines, gas, oil and derivatives processing plants, refineries and infrastructure in general for the petro chemistry industry and their maintenance; invest in the construction, reparation, preservation and exploitation of public works of infrastructure and utilities through the concession system as well as the purchase and lease of goods and urban or rural real properties and in general carry out any act of activity related directly or indirectly to its purpose tending to the obtaining and execution of its purposes.

ARTICLE 3: DOMICILE

The main domicile of the corporation is the city of Lima by agreement of the Board in terms of manner, conditions and capital stock:

•	Ricardo Ortiz de Zevallos Villaran – Attorney – Notary Public in and for Lima certifies that I have at sight the book named General Shareholders’ Meeting of GRAÑA Y MONTERO S.A. authenticated by Ricardo Fernandini Barreda, Notary Public, on April 14th 1998 being registered under book No. 24606; and I have verified that on page 051 to 080 appear the Minute of the General Shareholders’ Meeting held on March 27th, 1998 which text is the following:

It is determined that other branches or offices may be open in any other place in the country or abroad.

ARTICLE 4: DURATION

The term of the Corporation is undetermined.

It started to operate as of its registration in the Registry of Legal Entities of Lima.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE 5: CAPITAL STOCK

The capital stock of the corporation is of S/. 660,053,790.00 (Six hundred sixty million fifty-three thousand seven hundred ninety and 00/100 Nuevos Soles) represented by 660,053,790 shares of S/.1.00 par value each fully subscribed and paid.

ARTICLE 6: SHARES

The shares represent portions of the capital stock. All shares have the same par value and are registered in the Public Registry of the Stock Market. Each share provides the right to one vote save in the case expressly established by the law.

ARTICLE 7: RIGHT OF SHARES

The share confers its legitimate holder the status of shareholder and provides him with the following rights.

1.	To participate in the distribution of profits and in the distribution of the Shareholders’ Equity resulting from the settlement.

2.	To participate and vote in the Special and General Shareholders’ Meeting

3.	To supervise the corporate businesses management according to legal provisions and the bylaws.

4.	To have preference, except for the corresponding exceptions and in the manner expressed herein to:

a.	Subscribe shares when there is a capital increase and in other cases of creation of shares.

b.	Subscribe the debentures or other convertible bonds or with right to be converted in shares.

5.	To separate from the corporation in the cases set forth by law and the bylaws.

The right of shareholders to sign the increases of capital stock is incorporated in certificates of preferred subscription marketable in the stock market pursuant to the legal provisions on the matter.

ARTICLE 8: CLASS OF SHARES

The corporation shall have one type of shares. All shares shall have the same rights and obligations.

ARTICLE 9: INDIVISIBILITY OF SHARES

Shares are indivisible. The co-shareholders may appoint one person to exercise the rights of partner and are severally responsible to the corporation for the obligations arisen from their status of shareholders. The appointment shall be made by letter with signature authenticated by notary public signed by co-shareholders representing more than 50% of rights and shares over co-ownership shares.

If due to capitalizations and/or amendment in the par value, fractions arise in the shares to be distributed among shareholders, such shall be applied by rounding off the fractions to the closest figure without offsetting.

ARTICLE 10: REPRESENTATION OF SHARE

All shares belonging to one shareholder must be represented by one person.

If there is any pledge or usufruct over shares and the right to vote has been assigned regarding them, such shares may be represented by the corresponding party pursuant to the title of the pledge or usufruct.

ARTICLE 11: REGISTER OF SHARES

The corporation considers shareholder that one appearing as such in the register of shares.

In case of litigation regarding the ownership of shares, the exercise of the rights of the shareholder registered as such in the corporation shall be admitted save court order to the contrary.

The register of shares shall be taken in a book intended for such purpose or inserts duly authenticated or by notes or any other mean pursuant to law. Also two or more of the abovementioned systems may be used simultaneously. In case of dispute, the notes made in the book or inserts shall prevail, as the case may be.

The system, of representation of securities by book entries, is governed by the Securities Exchange Act.

ARTICLE 12: NOTES IN THE REGISTER OF SHARES

The register of shares includes the notes on the creation of shares. It also includes the issuance of shares once they have been fully subscribed and paid in at least 25% of the par value of each share. It also includes the payment made for the liability dividends. The issuance and annotation of the shares corresponding to non-capital contributions shall be made only after having met the provisions set forth in Article 76 of the General Corporations Act.

The register of shares also registers the transfers, swap and split of shares, establishment of rights and encumbrances over them and agreements between shareholders or shareholders with third parties with respect to shares or intended for the exercise of the rights inherent to them.

ARTICLE 13: COMMUNICATION OF THE CORPORATION

The acts referred to in the last paragraph of the article 12 must be informed in writing to the corporation to be registered in the register of shares. In case of transfers, communications shall be made pursuant to the Securities Exchange Act and other applicable provisions.

In case of real rights established conventionally, they shall be registered by virtue of the document establishing them signed by the shareholder and if the case may be by the creditor. Those arisen from the court or administrative decisions shall be made by virtue of the corresponding notice according to law.

In other case, communication must be made by any of the interested parties.

ARTICLE 14: CERTIFICATES OF SHARES

Shares issued of any type are represented by certificates, book entries or any other method permitted by law.

The certificates of shares whether final or provisional must include at least the following information:

1.	Name of the corporation, domicile, duration, date of the public deed of the articles of incorporation, Notary Public who granted it and the registration data of the company in the Registry.

2.	Amount of the capital stock and par value of each share.

3.	Shares represented by the certificate, type as well as rights and obligations inherent to the share.

4.	Amount disbursed or the indication of being fully paid.

5.	Encumbrances and charges established over the share

6.	Date of issuance and number of the certificate.

The certificate is issued by the Chairman of the Board or by the Director appointed for such purpose by the Board and, in both cases, by a Manager.

ARTICLE 15: PROVISIONAL CERTIFICATES

No certificates of shares may be issued neither shares transferred before the registration of the corporation in the registry or the corresponding increase of capital stock.

Notwithstanding, if the share meets all the legal requirements of subscription and payment, provisional certificates may be issued with the express indication that registration of the corporation or the respective capital is pending. The provisional certificate shall indicate, in case of transfer, that the assignee is jointly with the assignors responsible for the obligations they may have as shareholders; and pursuant to law, the original holder of the certificates shall be responsible to the corporation, other shareholders or third parties.

ARTICLE 16: SHARES WITHOUT RIGHT TO VOTE

The corporation may issue shares without right to vote previous fulfillment of the formalities and requirements established by law.

ARTICLE 17: REPLACEMENT OF CERTIFICATES OF SHARES

In case of loss, deterioration, theft or destruction of the certificates representing registered shares, the holder may request the corporation the issuance of a duplicate. Request must be made by notarial means by the person appearing as holder according to the register of shares. Upon receipt of the request, the corporation shall issue a minute in the register of shares specifying the annulment of the previous title and shall issue a new title in favor of the holder.

CHAPTER III

VALID AGREEMENTS TO THE CORPORATION

ARTICLE 18: AGREEMENTS AMONG PARTNERS OR BETWEEN PARTNERS AND THIRD PARTIES

Agreements among partners or between them and third parties are enforceable to the corporation once they have been duly informed to the corporation. Communication must be done in writing and with acknowledgement of receipt in the offices of the corporation.

In case of any conflict between any provision from such agreements and articles of incorporation or by-laws, the latter shall prevail without prejudice of the relationship that may be established by the agreement among those who executed it.

Those agreements among shareholders that limit or restrict the free transfer of shares or that establish preference for their acquisition in case of transfer shall not be recognized by the corporation even though they have been served or registered in the Register of Shares.

CHAPTER IV

THE GENERAL SHAREHOLDERS’ MEETING

ARTICLE 19: GENERAL PROVISION

The General Shareholders Meeting is the highest body of the corporation, shareholders who met in General Shareholders’ Meeting duly called with the corresponding quorum decide by the majority established pursuant to law and by-laws on the matters of its competence. During the General Shareholders’ Meeting, each share is entitled to one vote.

All shareholders including dissidents and those who did not attend the meeting shall comply with the resolutions adopted thereof subject to the rights of objection and separation shareholders are entitled to pursuant to law.

From being shareholder it is concluded that such person fully knows the provisions set forth in the by-laws of the corporation.

The rules of the General Shareholders’ Meeting must be approved by it.

ARTICLE 20: PLACE WHERE THE GENERAL SHAREHOLDERS’ MEETING WILL BE HELD

The General Shareholders’ Meeting is held in the registered office of the corporation. By resolution of the Board, it may be held in a different place which must be indicated in the call.

ARTICLE 21: CALL OF THE GENERAL SHAREHOLDER’S MEETING

The board calls the General Shareholders’ Meeting when required by law or by-laws, or the board for considering it necessary for the corporate purpose or it is required by a number of shareholders representing at least 5% of the shares subscribed with right to vote.

ARTICLE 22: CALL UPON REQUEST OF SHAREHOLDERS

If one or more shareholders representing at least 5% of shares subscribed with right to vote request by notarial means to hold the General Shareholders’ Meeting, the Board must publish the notice for call within 15 days after the receipt of the respective request which shall indicate the matters proposed to be discussed by the requestors.

The General Shareholders’ Meeting must be called to be held within 15 days after the date the notice is published.

If the abovementioned request is denied or more than 15 days have elapsed and call has not been made, it shall be made by the National Supervisory Commission of Companies and Securities.

ARTICLE 23: MANDATORY ANNUAL GENERAL MEETING

The General Meeting shall be held mandatorily once a year within the first quarter following the previous fiscal year-end.

The Annual General Meeting shall:

1.	Pronounce on the corporate management and economic results of the previous fiscal year expressed in the respective Financial Statements.

2.	Decide on the distribution of profits, if any.

3.	Appoint the members of the Board of Directors and set their salaries.

4.	Appoint or assign the Board the decision to appoint the external auditor.

5.	Make decisions on the issues inherent to its competence in accordance with the Bylaws and any other matter referred to in the call.

ARTICLE 24: OTHER POWERS OF THE GENERAL SHAREHOLERS’ MEETING

The General Shareholders’ Meeting is liable to:

1.	Remove the members of the Board of Directors and appoint their alternates.

2.	Amend the Bylaws.

3.	Increase or decrease the capital stock.

4.	Issue debentures.

5.	Agree on the transfer of the assets whose book value exceed 50% of the capital stock in a single action.

6.	Determine investigations and special audits.

7.	Agree on the transformation, merger, demerger, reorganization, dissolution and winding up of the corporation.

8.	Decide on any matter for which the Law or Bylaws requires its participation and in any other issue required by the corporate interest.

9.	Assign the powers of the Board save those which according to the General Corporations Act are non-delegable.

ARTICLE 25: CALL REQUIREMENTS

The notice of call for the General Shareholders’ Meeting must be published in all cases at least 25 calendar days before the date scheduled for it.

Such notice must specify the date, time, place of meeting and issues to be dealt with. Such notice may also include the date, time and place in case of second or third call of the General Shareholders’ Meeting. There shall be not less than 3 neither more than 10 calendar days between calls.

The General Shareholders’ Meeting may not deal with matters other than those indicated in the notice save cases permitted by law.

This notice must be published in “El Peruano” Official Gazette and in one of the broadest circulation newspapers.

ARTICLE 26: SECOND CALL

If the General Shareholders’ Meeting duly called is not held at first call and the notice does not consider the date for the second call, it must be announced by the same means of the first call indicating it is made at second call. Such meeting must be held within 30 calendar days after the date designated for the meeting not held. The same term is applicable at third call.

ARTICLE 27: UNIVERSAL GENERAL SHAREHOLDER’S MEETING

Notwithstanding the previous articles, the General Shareholder’s Meeting is called and validly established to deal with any matter and adopt the corresponding resolutions provided that shareholders representing the total number of shares subscribed with voting right are present and they unanimously agree to hold the meeting and deal with the proposed issues.

ARTICLE 28: MEETING ATTENDANCE

The holders of shares with right to vote registered on their behalf in the Register of Shares at least 10 days before holding the meeting are entitled to attend the General Shareholders’ Meeting and exercise their rights.

The Directors and General Manager who are not shareholders may attend the General Shareholders’ Meeting with right to speak but to vote.

The General Shareholders’ Meeting or the Board may accept the attendance of officers, professionals and technicians working for the corporation or other persons interested in the good running of the corporate matters with right to speak but to vote.

ARTICLE 29: REPRESENTATION IN THE GENERAL SHAREHOLDERS’ MEETING

Shareholders with right to participate in General Shareholder’s Meetings may be represented by another person. Such representation must be made in writing and especially for each meeting except for powers granted by public deed.

Powers must be registered in the corporation at least 24 hours before the time designated for the General Shareholders’ Meeting.

The representation before the General Shareholders’ Meeting may be revoked. The personal attendance of the represented party to the Meeting shall cause the revocation of the special power of attorney and suspension of the power granted by public deed for such occasion. The provisions set forth in this paragraph shall not be applicable in the case of irrevocable powers of attorney or express agreements stated in Article 18 of the By-laws or any other cases permitted by Law.

ARTICLE 30: LIST OF ATTENDEES

Before starting the General shareholders’ meeting, a list of attendees is made indicating the type of representation of each and number of shares held being grouped in classes, if any.

At the end of the list the number of shares represented and percentage with respect to the total of shares is determined specifying the percentage of each class, if any.

Shareholders and representatives of shareholders must sign the list before entering the meeting.

ARTICLE 31: QUORUM

The quorum is counted and established at the beginning of the Meeting. After verification of the quorum, the meeting is declared open.

In case of General Shareholders’ Meetings to discuss matters which according to law or by-laws require different percentage of attendees, if expressly stated or recorded by a shareholder when making the list of attendees, his shares shall not be counted to establish the quorum required to discuss any of the matters referred to in Article 34.

Shares of shareholders arriving after starting the meeting will not be counted to establish the quorum but their right to vote may be exercised.

ARTICLE 32: SIMPLE QUORUM

Except as provided in Article 33, the General Shareholders’ Meeting will be validly constituted on first call when at least fifty percent (50%) of shares subscribed with voting right is represented.

On second call, the attendance of any number of shares subscribed with voting right will be enough.

The meeting may be held even when all shares represented belong to one holder.

ARTICLE 33: QUALIFIED QUORUM

For the General Shareholders’ Meeting to validly adopt resolutions related to the matters mentioned in paragraph 2, 3, 4, 5 and 7 of Article 24 of this by-laws, it is necessary the attendance at first call of at least 50% of the shares subscribed with right to vote.

On second call, the attendance of 25% of shares subscribed with voting right will be enough.

If this quorum is not reached at second call, the General shareholders’ meeting shall be held at third call for which the attendance of any number of shares subscribed with voting right will be enough.

ARTICLE 34: NECESSARY MAJORITY TO ADOPT RESOLUTIONS

Resolutions shall be adopted with the favorable vote of the absolute majority of shares subscribed with voting right represented in the Meeting.

ARTICLE 35: AGREEMENTS IN COMPLIANCE WITH THE MANDATORY REGULATIONS

If the adoption of resolutions related to the matters mentioned in Article 33 of must be made in compliance with the mandatory regulation, the quorum mentioned in the previous paragraphs is not required.

ARTICLE 36: CHAIRMAN AND SECRETARY OF THE GENERAL SHAREHOLDERS’ MEETING

The General Shareholders’ Meeting is chaired by the Chairman of the Board or Vice Chairman or Director with more years holding the position. In case of equal time holding the position, by the oldest.

The General Manager of the corporation acts as secretary if absent or prevented; he will be replaced by the Senior Manager and if absent or prevented by the person appointed by the Meeting.

ARTICLE 37: RIGHT TO INFORMATION ON SHAREHOLDERS

As from the date the notice is published, documents, motions and projects related to the purpose of the General Shareholders’ Meeting must be at disposal of the shareholders at the corporation’s offices or place where the General Shareholders’ Meeting is held during the office hours of the corporation.

Shareholders may request during the meeting, the reports or clarifications deemed required regarding the matters indicated in the call. The Board is obliged to provide them except when considering the data required damage the corporate interests. This is not applicable when required by shareholders present in the meeting representing at least 25% of the shares subscribed with right to vote.

Outside the meeting, the corporation may provide the information required by shareholders representing at least 5% of paid capital stock except for reserved facts of matters whose disclosure may cause damage to the corporation.

ARTICLE 38: ADJOURNMENT OF MEETING

Upon request of shareholders representing at least twenty five percent (25%) of shares subscribed with voting right, the Meeting will be adjourned only once by not less than three neither more than five days without requiring a new call in order to discuss and vote on the issues for which members have not been provided with the necessary information.

No matter the number of sessions in which the General Meeting is divided, they will be considered as one and only one minute will be issued.

Regarding the cases stated in this article, provisions set forth in the first paragraph of Article 31 and Articles 32 and 33, shall be applicable, as it may be.

ARTICLE 39: SPECIAL MEETINGS

If there are different classes of shares, resolutions of the General Shareholders’ Meeting that affect the specific rights of any of them must be approved by a different session of the Special Meeting of the affected class. The Special Meeting shall be ruled by the provisions of the General Shareholders’ Meeting if applicable even with respect to quorum when dealing with cases stated in Article 33.

ARTICLE 40: MINUTES OF THE GENERAL SHAREHOLDERS’ MEETING

The General Shareholders’ Meeting and resolutions adopted will be recorded in minutes providing a summary of the events occurred in the meeting. Minutes may be recorded in a book intended specifically for such purposes, inserts or any other manner permitted by law. In case of books or documents, they must be authenticated according to law.

Minutes shall include the place, date and time when they were held; indicating whether it was held at first, second or third call; the name of shareholders attending or their representatives; number and class of shares owned by holders; name of those who acted as Chairman and Secretary; dates and newspapers where notices were published; form, voting results and resolutions adopted.

The abovementioned requirements appearing in the list of attendees may be omitted if it is part of the minute.

Attending shareholders and their representatives or persons with right to attend the General Shareholders’ Meeting are empowered to request to put their interventions on record and their votes as well.

The minute, including a summary of interventions of shareholders must be written by the Secretary and approved within 5 days after holding the General Shareholders’ Meeting.

If the minute is approved in the same meeting, such approval must be put on record and be signed by at least the Chairman, Secretary and one shareholder appointed for such purpose.

If the Minute is not approved during the Meeting, at least two shareholders shall be appointed to review and approve it along with the Chairman and Secretary.

The Minute must be approved and signed within ten days after holding the meeting and it must be put at shareholders’ disposal, who may put on record their observations or disagreements by means of notary letter.

In case of Universal General Shareholders’ Meetings, it is mandatory to transcribe the minute by all attending shareholders save they have signed the list of attendees indicating the number of shares held by each holder and the different matters of the call. In this case, the signature of the Chairman, Secretary and one shareholder assigned for such purpose shall be enough and the list of attendees shall be considered as integrant part of the minute.

Any shareholder attending the General Shareholders’ Meeting is entitled to sign the Minute.

The minute has legal force as of its approval.

ARTICLE 41: MINUTE OUT OF BOOK OR IN INSERTS

If due to any reason, it may not be put on record as established in article 40, it shall be issued and signed by all attending shareholders in a special document which shall be attached or transcribed to the book or inserts as soon as they are available or in any other manner pursuant to law.

The special document must be submitted by the General Manager who shall be responsible for complying with the above mentioned in the shortest term.

ARTICLE 42: CERTIFIED COPY OF THE MINUTE

Any shareholder despite not attending the General Shareholders’ Meeting is entitled to obtain, at his own cost, certified copy of the corresponding minute or specific portion required. The General Manager of the corporation is obliged to issue it under his responsibility and signature within no more than 5 days as of the date of receipt of the request.

In case of failure, the interested party may recourse to the judge of its domicile by non-contentious proceeding for the corporation to show the respective minute and the Court Clerk to issue the corresponding certified copy to be delivered to the petitioner. The court costs for the proceeding shall be borne by the corporation.

ARTICLE 43: PRESENCE OF A NOTARY PUBLIC

By resolution of the Board or upon request submitted not less than 48 hours before holding the General Shareholders’ Meeting by shareholders representing at least 20% of the shares subscribed with right to vote, the meeting shall be held in presence of a Notary Public who shall certify the authenticity of the resolutions adopted by the Meeting.

The General Manager is responsible for appointing the Notary Public and if request is made by shareholders, they shall be borne the respective expenses.

ARTICLE 44: SUSPENSION OF VOTING RIGHTS

The right to vote may not be exercised by who has, on his own behalf or on behalf of a third party, interest in conflict with those of the corporation.

In this case, shares whose right to vote may not be exercised are counted on to establish the quorum of the General Shareholders’ Meeting but to establish the majority of votes.

The resolution adopted without complying with the provisions set forth in the first paragraph herein is refutable and shareholders who realized such prohibition are jointly responsible for the losses and damages if majority had not been reached without their vote.

ARTICLE 45: OBJECTION AND ANNULLMENT OF RESOLUTIONS ADOPTED BY THE GENERAL SHAREHOLDERS’ MEETING

The objection and annulment procedure of the resolutions adopted by the General Shareholders’ Meeting shall be ruled pursuant to law.

CHAPTER IV

CORPORATE MANAGEMENT

ARTICLE 46: Managers

The Board and management shall be in charge of the corporation management.

CHAPTER V

BOARD

ARTICLE 47: BOARD

The Board is the body elected by the General Shareholders’ Meeting.

ARTICLE 48: APPOINTMENT THE BOARD

The Board of the corporation shall be made up of 5 members minimum and 9 members maximum. Before each election, the General Shareholders’ Meeting shall decide on the number of Directors to be elected for the respective period. After electing the members, an Alternate Director may be elected for each regular Director.

The position of Director elected by the General Shareholders’ Meeting may be exercised by a representative who will be necessarily another director in which case the representative Director shall have his vote and the vote of the represented director. For that purpose, the power must be granted by simple letter submitted to the board.

ARTICLE 49: DURATION OF THE BOARD

The Board of the corporation shall be elected for a period of three years.

The Board is fully renewed by the end of its period including those Directors who were appointed to complete the periods. Directors may be re-elected indefinitely.

The period of the Board ends when the Annual General Meeting decides on the financial statements of its last financial year and the new Board is elected. However, the Board will continue in the exercise of its duties even though its term has ended while a new Board has not been elected.

ARTICLE 50: DISMISSAL OF DIRECTORS

Directors may be dismissed at any time by the General Shareholders’ Meeting or Special Shareholders’ Meeting that elected them even though their appointment has been one condition of the articles of incorporation.

ARTICLE 51: VACANCY OF THE POSITION

The position of Director vacates due to death, resignation, dismissal or reasons for disqualification incurred by the Director pursuant to law.

If there are not alternate directors and vacancy of one or more Directors occurs, the same Director may elect his alternate to complete the number for the remaining period of the Board.

ARTICLE 52: MULTIPLE VACANCY

If vacancy occurs in such a number that the board may not meet validly, Directors in duty shall assume provisionally the administration and shall call immediately the corresponding Meeting to elect a new Board. If call is not made or all director positions felt vacant, the General Manager shall be responsible for making the call immediately. If said calls are not made within 10 following days, any shareholder may request the Judge to order it by summary proceeding.

ARTICLE 53: IMPEDIMENT AND CONSEQUENCES

Those who may not hold the Director position are:

1.	Disabled people

2.	People declared in bankruptcy

3.	Those who for their position or functions are disqualified to exercise it.

4.	Officers and employees of the public administration and entities of the business sector controlled by the Government and whose functions are related to the activities of the corporation.

5.	Those who have pending suit with the corporation as plaintiffs or are subject to corporate liability action filed by the corporation and those who are disqualified for precautionary measure issued by the judicial or arbitration authority.

6.

Directors, administrators, legal representatives or proxies of the corporations or partners of corporations of persons who have permanent interests opposed to those of the corporation or who personally permanently disagree with them. Directors that were involved in any of the abovementioned events may not accept the position and must resign immediately if there is any impediment.

Otherwise, they are responsible for the losses and damages caused to the corporation and shall be resigned by the General Shareholders’ Meeting upon request of any Director or shareholder.

If the General Shareholders’ Meeting has not met, the Director may suspend the Director involved in the impediment.

ARTICLE 54: ELECTION OF THE BOARD

The corporation is obliged to establish a Board with the minority’s representation. To this effect, each share gives right to as many votes as Directors may be elected and each voting party may accumulate their votes in favor of one person or distribute them among several persons.

Those obtaining the higher number of votes shall be declared Directors. If one or more persons obtain equal number of votes and they may not be part of the Board due to the number of Directors established by the by-laws, the Directors shall be elected by draw. The provisions set forth in this article are not applicable if Directors are unanimously elected.

The Corporation acknowledges the existence of the following categories of Directors: Internal Directors and External Directors who may be independent or non-independent.

The categories are acknowledged to qualify different candidates to be elected as Directors. Those who propose them from the General Shareholders’ Meeting assign them their corresponding category.

•	Internal Directors refer to those who are involved in an employment and in a permanent manner with the corporation and/or its subsidiaries.

•	External Directors refer to those who do not have such relationship and in turn:

•	Non-independent External Directors are those whose participation in the Board derives from a shareholder’s equity.

•	Independent External Directors are those whose relationship is based mainly on their Board Member condition.

Once the Directors are elected, all of them shall have the same rights and obligations pursuant to law. Notwithstanding the foregoing, they may be recognized internally by the corporation in their different categories under the same terms of equality.

ARTICLE 55: DIRECTORS’ SALARY

The position of Director is paid. The Mandatory Annual Shareholders’ Meeting shall determine the participation of profits corresponding to the Board. If payment consists in a participation in profits, division shall be made over the net profits after deducting the statutory reserve of the financial year.

ARTICLE 56: CALL

The Chairman or the person acting as such must call the Board when deemed necessary for the corporate interest or when required by any Director or the General Manager. If the Chairman does not make the call within 10 days after or when stipulated in the request, it may be made by any Director. Call is made by notices with acknowledgement of receipt and at least 5 calendar days before the date scheduled for the meeting.

Call must clearly indicate the place, day and time for the meeting and matters to be discussed. However, any Director may submit to the consideration of the Board all the matters he may consider of interest for the corporation.

Unless otherwise stated in the call, the sessions of the Board shall be held in the city of Lima and in the corporate facility of the company. Call may be disregarded when all Directors unanimously agree on open the session and on the matters to be discussed.

ARTICLE 57: QUORUM

The quorum of Board is half plus one of its members. If the number of Directors is odd, the quorum is the number immediately above half of such number.

ARTICLE 58: ADOPTION OF RESOLUTIONS

Each Director is entitled to one vote. Resolutions of the Board are adopted by majority of votes of the Directors taking part. In case of tie, the Chairman shall have a casting vote.

Resolutions adopted out of session of Board, by unanimous agreement of its members, have the same validity as adopted in session provided that they are made in writing.

Sessions of Board shall be chaired by its Chairman and the General Manager shall act as Secretary. In case of absence or impediment, he shall be replaced by the Senior Manager.

The General Manager and Managers attending the Sessions of the Board are entitled to speak and put their opinions on record.

ARTICLE 59: DISTANCE SESSIONS

The Board may held distance sessions by written, electronic or any other type of mean allowing communication and securing the authenticity of the resolution.

Any Director may oppose the use of this procedure and require the performance of a face to face session.

ARTICLE 60: MINUTES OF THE BOARD

Discussions and resolutions of the Board must be recorded in a Book or inserts or any other manner permitted by law and exceptionally in accordance with the provisions set forth in Article 42. Minutes must indicate if session has been held: date, time and place and name of the attending parties; if not, the manner and circumstances under which resolutions have been adopted, matters discussed, resolutions adopted and number of votes as well as observations made by the Directors.

Minutes shall be signed by those who acted as Chairman, Secretary of the session and those who were expressly appointed for such purpose. The Minute shall be legally valid and resolutions made shall be enforceable since it was signed under responsibility of the undersigned parties. Minutes must be signed in a maximum period of 10 working days after the date of the session or resolution, as the case may be.

The Director who considers a minute has inaccurate information or omission; he is entitled to require stating the observations as part of the minute and sign the corresponding addition.

Any Director who assumes no responsibility for any act or resolution adopted by the Board must request stating his opposition in the Minute. If not, he will require adding it to the minute as abovementioned.

The term to request stating the observations or objection expires 20 working dates after holding the session.

ARTICLE 61: EXERCISE OF THE POSITION AND RESERVE

Directors shall exercise the position with the diligence of an orderly businessman and of a loyal representative.

They are obliged to keep confidentiality of the corporate business and information to which they have access even after termination of their functions.

Notwithstanding the foregoing legally established, the rules of the Board shall develop the duties of diligence, fidelity, loyalty and secrets of the Directors and in special the obligation of non-competence, use of non-public information and corporate assets, advantage of the business opportunities, conflicts of interest and related operations.

ARTICLE 62: POWERS OF THE BOARD

The Board has all the management and legal representation powers required for the administration of the corporation within its purpose except for the matters expressly reserved for the General Shareholders’ Meeting. The Board shall be governed by the applicable legal regulations and these by-laws. The Board shall develop and complete such provisions by means of the Board rules which shall include the internal regulations and rules for functioning appropriate and bound to the Directors whether they act individually by delegation of authority or as a collegiate body.

ARTICLE 63: ELECTION OF THE CHAIRMAN AND VICE-CHAIRMAN

In the first annual Session of the Board, the Chairman and Vice-chairman shall be elected if not appointed by the General Shareholders’ Meeting when electing the Board.

The Chairman is responsible for, and in case of absence or impediment, the Vice-chairman:

a)	Calling the Board and chair the Sessions.

b)	Chairing the sessions of the General Shareholders’ Meeting and official acts of the corporation.

c)	Exercising the functions of representation except for those corresponding to the General Manager.

In case of absence or impediment of the Chairman or Vice-chairman, they will be replaced by the Senior Director.

The Board shall establish, in adherence to its power of organization, the Committee of Audit and Procedures, Committee of Human Management and Social Responsibility and the Committee of Investments and Risks. On the other hand, the Board shall establish the Operative Committees such as Engineering and Construction, Committee of Services, Committee of Infrastructure and Committee of Real Property as well as any other Committee of the Board required or convenient for the best performance of their duties that in any case shall be made up of members of the Board only. Likewise, for the best performance of their duties, the Board shall establish the Executive Committee made up of the Executive Presidents and General Managers of the Subsidiaries as well as Corporate Managers as mean of coordination between them and the corporation.

ARTICLE 64: RIGHT TO INFORMATION

Each Director has the right to be informed by the Management on everything related to the corporation running. This right must be exercised by the Board and in such a way that it does not affect the corporate management.

CHAPTER VII

MANAGEMENT

ARTICLE 65: APPOINTMENT AND DISMISSAL

The corporation shall have a General Manager appointed by the Board. Likewise, it may appoint other Managers and Executives. Powers and faculties of the General Manager and other Managers and executives shall be given upon appointment.

The appointments shall be for indefinite term save the Board establishes expressly specific terms.

All Managers may be dismissed at any time by the Board or the General Shareholders’ Meeting.

ARTICLE 66: VACANCY AND IMPEDIMENTS

The cases of vacancy and impediments for the position of Manager are governed by the provisions applicable to the Directors.

CHAPTER VIII

FINANCIAL STATEMENTS AND DISTRIBUTION OF PROFITS

ARTICLE 67: ANNUAL REPORT AND FINANCIAL INFORMATION

At the end of each financial year, the Board shall prepare the Annual Report, Financial Statements, and proposal of distribution of profits, if any. The economic and financial situation of the corporation, statement of business and results obtained from the financial year ended shall be concluded from these documents in a clear and accurate manner.

Financial Statements shall be put at shareholders’ disposal with the required time in advance to be submitted to consideration of the Mandatory Annual General Shareholders’ Meeting in accordance to the provisions set forth by law.

ARTICLE 68: ANNUAL REPORT

The Board informs the General Shareholders’ Meeting by means of the Annual Report on the running and status of businesses, projects developed and main events occurred during the financial year as well as the situation of the corporation and results obtained.

ARTICLE 69: FINANCIAL STATEMENTS

The financial statements are prepared and submitted in accordance with the legal provisions on the matter and with the generally accepted accounting principles in the country.

ARTICLE 70: RIGHT TO INFORMATION OF SHAREHOLDERS

As of the day following the publication of the call for the General Shareholders’ Meeting, any shareholder may obtain for free the copies of the documents referred to in the above-mentioned articles in the offices of the corporation.

ARTICLE 71: DIVIDENDS

For the distribution of dividends, the following regulations shall apply:

1.	Dividends may only be paid for the profits obtained or reserve of free disposal and provided that the net worth is not lower than the capital paid.

2.	All shares of the corporation, even when they are not fully paid, have the same right to dividend despite of how they have been issued or paid except as otherwise expressly provided by the General Shareholders’ Meeting.

3.	Distribution of dividends on account is valid. The Board is responsible for approving the amount and agreeing on their distribution.

4.	If the General Shareholders’ Meeting agrees on a dividend on account without the favorable opinion of the Board, shareholders who voted in favor of the resolution shall be jointly responsible for the payment.

ARTICLE 72: EXPIRATION FOR THE COLLECTION OF DIVIDENDS

The right to collect the dividend expires after three years as of the date in which its payment was enforceable in accordance with the agreement of the dividend statement. Dividends which are not collected increase the legal reserve

CHAPTER IX

INCREASE AND REDUCTION OF CAPITAL STOCK, AMENDMENT OF THE BY-LAWS AND DISSOLUTION AND WINDING UP

ARTICLE 73: AMENDMENT OF THE BY-LAWS, INCREASE AND REDUCTION OF CAPITAL STOCK

The respective rules of the General Corporations Act shall be applicable to any amendment to the by-laws including the increase and reduction of the capital stock and all the unforeseen in these by-laws.

ARTICLE 74: GROUNDS FOR DISSOLUTION AND WINDING UP

The corporation shall be dissolved and therefore winded-up in the cases determined by the law or when agreed by the General Shareholders’ Meeting in two consecutive sessions.

ARTICLE 75: PROCEDURE

In the second meeting to be held in accordance with the previous article, one or more receivers shall be appointed. The members of the Board and the Management may be appointed as receivers and also the Meeting may entrust the winding up to the Board.

Winding up shall be carried out pursuant to the regulations of the General Corporations Act and special provisions determined by the General Shareholders’ Meeting.

To appoint the Receivers or illegible, the General Shareholders’ Meeting shall indicate a term for the winding up as well as regulations, supplementary procedures, powers and salaries of the receivers.

Receivers must call the General Shareholders’ Meeting each six months at least to inform the shareholders on the winding up.

CHAPTER X

ARBITRATION

ARTICLE 76: MANDATORY ARBITRATION

Any litigation, lawsuit, dispute, doubt, controversy or complaint resulting from the execution or interpretation of this by-laws or its provisions as well as the actions, remedies and claims of any type set forth in the General Corporations Act and its supplementary and complementary provisions arisen, filed or started among the corporation, partners and administrators of the corporation even if such partners or administrators of the corporation have lost such condition, they shall be mandatorily and unconditionally submitted to the Peruvian Law and to the jurisdiction and arbitration procedure established herein.

Likewise, they shall be submitted to the jurisdiction and arbitration procedure stated in this clause. Any litigation, lawsuit, controversy, doubt, dispute or complaint that may arise between the corporation and third parties hired by it or for which it becomes legally bound for any title when the parties have submitted expressly or tacitly to such arbitration procedure.

In any event, the arbitration procedure shall be carried out by an Arbitration court made up of three members which arbitration award shall be unappeleable. Arbitration shall be at law.

Each interested Party shall appoint an arbitrator and the appointed arbitrators shall appoint the third arbitrator. If one of the parties does not appoint the arbitrator within 10 working days as of the request in writing sent by the other party, he shall be appointed by the Center of the National and International Arbitration and Conciliation of the Chamber of Commerce of Lima from the list of arbitrators issued by the entity. In this case, it will be understood that the party failed to appoint the arbitrator.

The procedure, term for arbitration and other provisions required for its enforcement shall be those established in the Regulations of the Center of National and International Arbitration and Conciliation of the Chamber of Commerce of Lima.

In all the unforeseen in this arbitration clause and if such Center of the National and International Arbitration and Conciliation of the Chamber of Commerce of Lima is deactivated , the standards of the General Arbitration Act Law No 26572 or provisions the law that replaces it shall be applied.

Notwithstanding the foregoing, the parties submit to the laws of Peru and to the Judges and Courts of the city of Lima to solve any situation that may be submitted to the Judiciary for arbitration.

This article is not applicable if according to these bylaws, it is necessary to recourse to the Judiciary or the National Supervisory Commission of Companies and Securities.